Switch Announces Second Quarter 2022 Financial Results
Revenue of $168.2 million, Net Income of $380.7 million, Adjusted EBITDA of $84.6 million
Revenue Growth of 19%, Organic Revenue Growth of 12% Compared to Year Ago Quarter
Incremental Annualized Revenue Bookings of $22 million and Total Contract Value of $104 million

LAS VEGAS, NV — August 8, 2022 — Switch, Inc. (NYSE: SWCH) (“Switch”) today announced financial results for the quarter ended June 30, 2022.

“Switch continued to execute favorably on its robust sales pipeline and maintained a strong growth trajectory in the second quarter of 2022,” said Rob Roy, Founder and CEO of Switch. “Customer demand remains elevated across the five Primes and pre-sales continue to improve with respect to facilities that are currently under construction. To meet this high level of demand, we are accelerating our long-term development pipeline to deliver more than four million square feet of capacity through 2026, with enough land to construct an additional seven million square feet thereafter. In addition, LAS VEGAS 15 is pacing well ahead of historical fill rates as the first two sectors are now substantially committed to clients. Additionally, we have pre-sold multiple megawatts at the TAHOE RENO 2 facility scheduled to come online in the first half of 2023.”

Second Quarter 2022 Financial Results

Financial Summary ($ in millions, except per share amounts)	Q2 2021	Q1 2022	Q2 2022	Y/Y% Change	Q/Q% Change

Consolidated revenue	$141.7	$164.6	$168.2	19%	2%
Switch revenue (excluding Data Foundry)	$138.4	$152.3	$155.4	12%	2%
Data Foundry revenue	$3.3	$12.3	$12.8	n.m.	4%
Income from operations	$24.8	$27.2	$21.2	-15%	-22%
Net income[1]	$9.7	$23.9	$380.7	n.m.	n.m.
Net income per diluted share[1]	$0.03	$0.08	$1.51	n.m.	n.m.
Adjusted net income per diluted share	$0.04	$0.04	$0.02	-56%	-55%
Adjusted EBITDA	$79.0	$86.8	$84.6	7%	-3%
Adjusted EBITDA Margin %	55.7%	52.7%	50.3%	-550 bp	240 bp
Adjusted Funds from Operations	$64.3	$70.3	$66.4	3%	-6%

Key Performance Indicators	Q2 2021	Q1 2022	Q2 2022	LTM Average
Total Contract Value	$80.6	$159.5	$104.0	$124.4
Annualized Monthly Recurring Revenue	$23.6	$47.8	$37.4	$36.5
Incremental Annualized Revenue	$15.9	$19.9	$22.3	$20.4
Weighted Average Term (yrs)	3.8	4.2	3.1	4.3
1Q2 2022 net income and net income per diluted share include a $372.8 million gain on termination of the tax receivable agreement.
“We are pleased with our strong second quarter results, and remain focused on executing upon our operational goals while making continued progress toward closing the previously announced go-private transaction with DigitalBridge and IFM,” said Thomas Morton, President of Switch. “We would like to thank our public shareholders for their overwhelming support of the go-private transaction at the recent special meeting on August 4th. Switch’s Board of Directors and senior management team continue to believe this deal delivers tremendous value to all stakeholders in our company.”

“Our second quarter 2022 revenue growth reflects the continued strong demand for our premium data center solutions and the benefit of favorable sales execution,” said Gabe Nacht, CFO of Switch. “Anomalous elevated power costs due to extraordinary world events affected Q2 margins, which we expect to continue during the third quarter. While we and our clients have seen an increase in power costs, our contracts are structured to allow us to recover increases in power, which combined with our hedging strategy, will enable Switch to recapture these costs over time.”

Update on Pending Transaction with DigitalBridge and IFM
Switch previously announced it has entered into a definitive agreement with DigitalBridge Group, Inc., under which DigitalBridge Partners II and an affiliate of global infrastructure investor IFM Investors will acquire all outstanding common shares of Switch for $34.25 per share in an all-cash transaction valued at approximately $11 billion, including the assumption of debt. The transaction was approved by Switch stockholders on August 4, 2022. In addition, the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, with respect to the transaction expired on July 28, 2022. The transaction is expected to close in the fourth quarter of 2022. Completion of the transaction is subject to the satisfaction of the remaining closing conditions. Due to the pending merger transaction, Switch management is not providing new guidance or affirming past guidance.

Second Quarter 2022 Operating Results
Switch reported consolidated second quarter 2022 revenue of $168.2 million, increasing 19% compared to the second quarter of 2021. Organic revenue growth was 12%, which excludes a $9.5 million increase in the revenue contribution from the Texas assets acquired from Data Foundry in June 2021. Adjusted EBITDA totaled $84.6 million for Q2 2022, compared to $79.0 million in Q2 2021, reflecting an Adjusted EBITDA margin of 50.3% and year-over-year growth of 7%. Compared to the year ago quarter, Adjusted EBITDA margins were affected by increased power costs. Switch reported second quarter 2022 net income of $380.7 million, compared to net income of $9.7 million in Q2 2021. Second quarter 2022 net income includes a $372.8 million gain on termination of the tax receivable agreement (“TRA”) and a $2.4 million gain on swaps. Adjusted net income was $2.9 million in the second quarter, or $0.02 per diluted share. Second quarter 2022 Adjusted Funds from Operations were $66.4 million, compared to $64.3 million in the year ago quarter.

Balance Sheet and Liquidity
As of June 30, 2022, Switch’s net debt was $1.81 billion(1), resulting in a net debt to Q2 2022 annualized Adjusted EBITDA(2) ratio of 5.4x. As of June 30, 2022, Switch had liquidity of $224.3 million, including cash and cash equivalents and availability under its revolver.
________________________________________
(1)    Net debt is calculated as total debt outstanding, including finance lease liabilities, of $1.84 billion, net of cash and cash equivalents of $31.2 million, as of June 30, 2022.
(2)    Annualized Adjusted EBITDA is calculated as second quarter 2022 Adjusted EBITDA multiplied by four.

Capital Expenditures and Development
Capital expenditures for the second quarter totaled $135.5 million, including maintenance capital expenditures of $1.5 million, or 0.9% of total revenue. Growth capital expenditures, excluding land purchases, were $134.0 million for the second quarter of 2022, compared to $91.1 million in the same period last year.

During the quarter ended June 30, 2022, Switch capital expenditures were incurred as follows: (i) $60.9 million in The Core Campus primarily related to ongoing construction and tenant improvements at LAS VEGAS 15 and site preparation for future facilities including LAS VEGAS 14, 16, 17 and 18; (ii) $30.6 million in The Keep Campus primarily for construction of the ATLANTA 3 data center scheduled to open in the second half of 2023 and site development costs related to ATLANTA 2 and 4; (iii) $29.1 million in The Citadel Campus for ongoing construction of the TAHOE RENO 2 facility scheduled to open in early 2023 and site development costs for TAHOE RENO 3, 4 and 5; (iv) $14.1 million in The Rock Campus primarily related to site preparation for the AUSTIN 4 and AUSTIN 5 data centers in Round Rock; and (v) $0.8 million in The Pyramid Campus for site preparation work related to the GRAND RAPIDS 2 data center.

Dividend
Switch announced today that its Board of Directors has declared a cash dividend of $0.0525 per share of Switch’s Class A common stock. The dividend will be payable on September 1, 2022 to all stockholders of record as of the close of business on August 22, 2022. Prior to the payment of this dividend, Switch, Ltd. will make a cash distribution to all holders of record of common units of Switch, Ltd., including Switch, of $0.0525 per common unit.

Future declarations of dividends are subject to the determination and discretion of Switch’s Board of Directors based on its consideration of many factors, including Switch’s results of operations, financial condition, capital requirements, restrictions in Switch, Ltd.’s debt agreements, and other factors that Switch’s Board of Directors deems relevant.

Recent Business Highlights
•Signed a four megawatt expansion order with an existing Fortune 50 global technology customer at The Core Campus and The Keep Campus representing $7.5 million of incremental annualized revenue.
•Signed a two megawatt expansion order with the streaming division of a Fortune 100 global media and entertainment customer at The Core Campus, totaling approximately $3 million of incremental annualized revenue and $13 million in total contract value.
•Signed a multi-year renewal and expansion with a leading global defense contractor at The Core Campus, representing approximately $2 million of incremental annualized revenue and $15 million of total contract value inclusive of the renewal.
•Signed a five-year renewal with a multi-trillion dollar global asset management company at The Core Campus totaling more than $8 million in total contract value.
•Signed an expansion order for both colocation and network services with an existing global logistics customer at The Core Campus and The Keep Campus totaling approximately $4 million of incremental annualized revenue.

Use of Non-GAAP Financial Measures
To supplement Switch’s condensed consolidated financial statements, which are prepared and presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”), Switch uses Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Funds From Operations, adjusted net income attributable to Switch, Inc., adjusted net income per diluted share, net debt, and net debt to annualized Adjusted EBITDA, which are non-GAAP measures, in this press release. In addition, Switch presents revenue, excluding Data Foundry, which is also a non-GAAP measure. Switch defines Adjusted EBITDA as net income (loss) adjusted for interest expense, interest income, income taxes, depreciation and amortization of property and equipment, amortization of customer relationships, and for specific and defined supplemental adjustments to exclude (i) non-cash equity-based compensation expense; (ii) equity in net losses of investments; and (iii) certain other items that Switch believes are not indicative of its core operating performance. Switch defines Adjusted EBITDA margin as Adjusted EBITDA divided by revenue. Switch defines Adjusted Funds from Operations as net income (loss) adjusted for depreciation and amortization of property and equipment, amortization of customer relationships, noncash equity-based compensation, deferred income tax expense, unrealized loss (gain) on swaps, loss on debt extinguishment, gain on termination of tax receivable agreement, maintenance capital expenditures, and certain other items that Switch believes are not indicative of its core operating performance. Switch defines adjusted net income attributable to Switch, Inc. as net income (loss) adjusted for gain (loss) on swaps and gain on termination of tax receivable agreement, net of noncontrolling interest and income taxes calculated using the specific tax treatment applicable to the adjustments. Switch defines net debt as total debt outstanding, including finance lease liabilities, net of cash and cash equivalents. Switch defines net debt to last quarter annualized Adjusted EBITDA as net debt divided by quarterly Adjusted EBITDA multiplied by four. Switch uses net debt and net debt to last quarter annualized Adjusted EBITDA as measures to evaluate its net debt and leverage position. Switch believes that investors also may find such measures to be helpful in assessing its ability to pursue business opportunities and investments.

The presentation of these financial measures is not intended to be considered in isolation or as a substitute for, or superior to, financial information prepared and presented in accordance with GAAP. Investors are cautioned that there are material limitations associated with the use of non-GAAP financial measures as an analytical tool. These measures may be different from non-GAAP financial measures used by other companies, limiting their usefulness for comparison purposes. In addition, the non-GAAP financial measures exclude certain recurring expenses that have been and will continue to be significant expenses of Switch’s business.

Switch believes these non-GAAP financial measures provide useful information to investors and others in understanding and evaluating its operating results, enhancing the overall understanding of its past performance and future prospects, and allowing for greater transparency with respect to key financial metrics used by its management in financial and operational-decision making. For more information on Switch’s non-GAAP financial measures and a reconciliation of GAAP to non-GAAP measures, please see the “Reconciliation of Net Income to Adjusted EBITDA”, “Reconciliation of Net Income to Adjusted Funds From Operations,” and the “Reconciliation of Net Income Attributable to Switch, Inc. to Adjusted Net Income Attributable to Switch, Inc.” tables in this press release.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of federal securities laws. Forward-looking statements generally relate to future events or Switch’s future financial or operating performance. In some cases, you can identify forward-looking statements because they contain words such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these words or other similar terms or expressions that concern the company’s expectations, strategy, plans or intentions. Forward-looking statements in this press release include, but are not limited to Switch’s guidance relating to revenue, Adjusted EBITDA and capital expenditures for the year ending December 31, 2022; Switch’s expectations regarding operating results, including the timing of revenue growth in 2022; Switch’s expectations regarding its plans to pursue a conversion to a REIT structure, including the timing or completion of such conversion; Switch’s estimated data center construction and opening timelines; Switch’s expectations regarding customer demand and retention, market position, growth and financial results; and Switch’s expectations regarding future declarations of dividends and cash distributions. Switch’s expectations and beliefs regarding these matters may not materialize, and actual results in future periods are subject to inherent risks, uncertainties and changes in circumstance that are difficult or impossible to predict. The risks and uncertainties that could affect Switch’s financial and operating results and cause actual results to differ materially from those indicated by the forward-looking statements made in this press release include, without limitation (i) the impact of COVID-19 and its variants on its business operations, including the duration, spread, severity, and reoccurrences of such pandemic, the duration and scope of related government orders and restrictions, the impact on its employees, and the impact on the global economy including demand for its customers, partners and vendors' products and services; (ii) the impact of COVID-19 and its variants on its vendors and suppliers, including disruptions and inefficiencies in the supply chain; (iii) its ability to successfully implement its business strategies and effectively manage its growth and expansion plans; (iv) delays or unexpected costs in development and opening of data center facilities; (v) any slowdown in demand for its existing data center resources; (vi) its ability to attract new customers, realize the anticipated benefits of its new contracts and achieve sufficient customer demand to realize future expected returns on its investments; (vii) its ability to effectively compete in the data center market; (viii) its ability to license space in its existing data centers; (ix) the geographic concentration of its data centers in certain markets; (x) local economic, credit and market conditions that impact its customers in these markets; (xi) the impact of delays or disruptions in third-party network connectivity; (xii) developments in the technology and data center industries in general that negatively impact Switch, including development of new technologies, adoption of new industry standards, declines in the technology industry or slowdown in the growth of the Internet; (xiii) its ability to adapt to evolving technologies and customer demands in a timely and cost-effective manner; (xiv) its ability to obtain necessary capital to fund its capital requirements and its ability to continue to comply with covenants and terms in its credit instruments; (xv) fluctuations in interest rates and increased operating costs, including power costs; (xvi) significant disruptions, security breaches, including cyber security breaches, or system failures at any of its data center facilities; (xvii) loss of significant customers or key personnel; (xviii) the impact of future changes in legislation and regulations, including changes in real estate and zoning laws, the Americans with Disabilities Act of 1990, environmental and other laws that impact its business and industry, in addition to those under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and elsewhere in Switch’s most recent Annual Report on Form 10-K and in Switch’s other reports filed with the Securities and Exchange Commission (“SEC”). Switch’s SEC filings are available on the Investors section of Switch’s website at investors.switch.com and on the SEC’s website at www.sec.gov. The forward-looking statements in this press release are based on information available to Switch as of the date hereof, and Switch disclaims any obligation to update any forward-looking statements to reflect any change in its expectations or any change in events, conditions, or circumstances on which any such statement is based, except as required by law. These forward-looking statements should not be relied upon as representing Switch’s views as of any date subsequent to the date of this press release.

ABOUT Switch
Switch (NYSE: SWCH), is the independent leader in exascale data center ecosystems, edge data center designs, industry-leading telecommunications solutions and next-generation technology innovation. Switch Founder and CEO Rob Roy has developed more than 700 issued and pending patent claims covering data center designs that have manifested into the company’s world-renowned data centers and technology solutions.

We innovate to sustainably progress the digital foundation of the connected world with a focus on enterprise-class and emerging hybrid cloud solutions. The Switch PRIMEs, located in Las Vegas and Tahoe Reno, Nevada; Grand Rapids, Michigan; Atlanta, Georgia; and Austin, Texas are the world’s most powerful exascale data center campus ecosystems with low latency to major U.S. markets. Visit switch.com for more information or follow us on LinkedIn and Twitter.

Investor Contact:
Matthew Heinz, CFA
investorrelations@switch.com
(702) 479-3993

Switch, Inc.
Consolidated Balance Sheets
(in thousands, except per share data)

	June 30, 2022	December 31, 2021
	(unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$31,226	$48,325
Restricted cash	—	1,890
Accounts receivable, net of allowance for credit losses of $395 and $361, respectively	20,597	18,368
Prepaid expenses	8,470	10,265
Other current assets, net of allowance for credit losses of $3	6,539	4,624
Total current assets	66,832	83,472
Property and equipment, net	2,386,870	2,237,059
Long-term deposit	38,741	13,504
Deferred income taxes	328,389	295,699
Intangible assets, net	123,342	125,758
Goodwill	106,350	106,350
Other assets, net of allowance for credit losses of $94 and $91, respectively	59,583	56,776
TOTAL ASSETS	$3,110,107	$2,918,618

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Long-term debt, current portion	$4,000	$4,000
Accounts payable	35,691	55,262
Accrued salaries and benefits	10,075	6,786
Accrued interest	8,646	8,577
Accrued expenses and other	18,878	18,285
Accrued construction payables	28,946	31,093
Deferred revenue, current portion	21,395	16,905
Customer deposits	16,998	16,335
Swap liability, current portion	1,796	8,062
Operating lease liability, current portion	3,138	3,281
Liabilities under tax receivable agreement, current portion	75,108	—
Total current liabilities	224,671	168,586
Long-term debt, net	1,780,904	1,611,962
Operating lease liability	31,276	32,157
Finance lease liability	57,316	57,376
Deferred revenue	23,854	25,921
Liabilities under tax receivable agreement	—	395,615
Other long-term liabilities	935	8,360
TOTAL LIABILITIES	2,118,956	2,299,977
Commitments and contingencies
STOCKHOLDERS’ EQUITY:
Preferred stock, $0.001 par value per share, 10,000 shares authorized, none issued and outstanding	—	—
Class A common stock, $0.001 par value per share, 750,000 shares authorized, 150,767 and 145,187 shares issued and outstanding, respectively	151	145
Class B common stock, $0.001 par value per share, 300,000 shares authorized, 94,131 and 98,331 shares issued and outstanding, respectively	94	98
Class C common stock, $0.001 par value per share, 75,000 shares authorized, none issued and outstanding	—	—
Additional paid in capital	392,972	352,984
Retained earnings (accumulated deficit)	350,567	(23,022)
Accumulated other comprehensive loss	(568)	(568)
Total Switch, Inc. stockholders’ equity	743,216	329,637
Noncontrolling interest	247,935	289,004
TOTAL STOCKHOLDERS’ EQUITY	991,151	618,641
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$3,110,107	$2,918,618

Switch, Inc.
Consolidated Statements of Comprehensive Income
(in thousands, except per share data)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Revenue	$168,185	$141,690	$332,794	$272,556
Cost of revenue	101,352	76,994	195,843	148,687
Gross profit	66,833	64,696	136,951	123,869
Selling, general and administrative expense	45,647	39,875	88,518	74,873
Income from operations	21,186	24,821	48,433	48,996
Other income (expense):
Interest expense, including $662, $620, $1,324, and $1,203, respectively, in amortization of debt issuance costs and original issue discount	(14,186)	(10,198)	(27,383)	(18,955)
Gain (loss) on swaps	2,353	(2,970)	16,002	235
Equity in net losses of investments	—	(379)	—	(599)
Gain on sale of equity method investment	—	—	—	5,374
Gain on termination of tax receivable agreement	372,784	—	372,784	—
Other	405	321	880	3,592
Total other income (expense)	361,356	(13,226)	362,283	(10,353)
Income before income taxes	382,543	11,595	410,717	38,643
Income tax expense	(1,803)	(1,911)	(6,043)	(4,565)
Net income	380,740	9,684	404,674	34,078
Less: net income attributable to noncontrolling interest	3,905	5,323	15,046	18,076
Net income attributable to Switch, Inc.	$376,835	$4,361	$389,628	$16,002

Net income per share:
Basic	$2.51	$0.03	$2.62	$0.12
Diluted	$1.51	$0.03	$1.60	$0.12

Weighted average shares used in computing net income per share:
Basic	150,036	130,163	148,861	128,412
Diluted	251,089	245,527	250,422	131,660

Other comprehensive loss:
Foreign currency translation adjustment, net of reclassification adjustment and tax of $0	—	—	—	(474)
Comprehensive income	380,740	9,684	404,674	33,604
Less: comprehensive income attributable to noncontrolling interest	3,905	5,323	15,046	17,663
Comprehensive income attributable to Switch, Inc.	$376,835	$4,361	$389,628	$15,941

Switch, Inc.
Reconciliation of Net Income to Adjusted EBITDA
(in thousands)
(unaudited)

	Three Months Ended
	June 30, 2022	March 31, 2022	June 30, 2021
Net income	$380,740	$23,934	$9,684
Interest expense	14,186	13,197	10,198
Interest income	(43)	(37)	(38)
Income tax expense	1,803	4,240	1,911
Depreciation and amortization of property and equipment	49,509	47,833	41,285
Amortization of customer relationships	1,563	1,562	417
Loss on disposal of property and equipment	45	193	372
Equity-based compensation	6,980	6,681	7,528
(Gain) loss on swaps	(2,353)	(13,649)	2,970
REIT and related restructuring/strategic initiatives	4,700	2,839	—
Litigation expense	215	—	—
Gain on termination of tax receivable agreement	(372,784)	—	—
Equity in net losses of investments	—	—	379
Acquisition-related costs	—	—	4,263
Adjusted EBITDA	$84,561	$86,793	$78,969

Switch, Inc.
Reconciliation of Net Income to Adjusted Funds From Operations
(in thousands)
(unaudited)

	Three Months Ended
	June 30, 2022	March 31, 2022	June 30, 2021
Net income	$380,740	$23,934	$9,684
Deferred income taxes	1,803	4,240	1,911
Depreciation and amortization of property and equipment	49,509	47,833	41,285
Amortization of customer relationships	1,563	1,562	417
Loss on disposal of property and equipment	45	193	372
Maintenance capital expenditures	(1,483)	(1,833)	(3,562)
Equity-based compensation	6,980	6,681	7,528
Unrealized (gain) loss on swaps	(4,091)	(15,994)	563
Amortization of deferred financing costs	662	662	620
Installation adjustment, net	(531)	689	654
Other adjustments, net	(965)	(534)	141
REIT and related restructuring/strategic initiatives	4,700	2,839	—
Litigation expense	215	—	—
Gain on termination of tax receivable agreement	(372,784)	—	—
Equity in net losses of investments	—	—	379
Acquisition-related costs	—	—	4,263
Adjusted Funds From Operations	$66,363	$70,272	$64,255

Switch, Inc.
Reconciliation of Net Income Attributable to Switch, Inc. to
Adjusted Net Income Attributable to Switch, Inc.
(in thousands, except per share data)
(unaudited)

	Three Months Ended
	June 30, 2022	March 31, 2022	June 30, 2021
Net income attributable to Switch, Inc.	$376,835	$12,793	$4,361
(Gain) loss on swaps	(2,353)	(13,649)	2,970
Gain on termination of tax receivable agreement	(372,784)	—	—
Income tax impact on adjustments(1)	304	1,733	(339)
Noncontrolling interest impact on adjustments	904	5,397	(1,354)
Adjusted net income attributable to Switch, Inc.	$2,906	$6,274	$5,638

Adjusted net income per share—diluted	$0.02	$0.04	$0.04
Weighted average shares used in computing adjusted net income per share—diluted	156,432	153,265	134,190
________________________________________
(1)The income tax impact is derived by applying the U.S. statutory tax rate to Switch, Inc.’s portion of the adjustment.

###
18